EXHIBIT 99.1
SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR IMMEDIATE RELEASE
For further information contact:
Thomas A. Dineen 203-259-7843
STURM, RUGER & COMPANY, INC. REPORTS
THIRD QUARTER RESULTS
      SOUTHPORT, CONNECTICUT, October 23, 2006—Sturm, Ruger & Company, Inc. (NYSE-RGR), today reported that third quarter 2006 net sales were $41.6 million and net income was $1.0 million, or $0.04 per share. For the corresponding period in 2005, net sales were $35.1 million with a net loss of $1.0 million, or ($0.04) per share.
      For the nine months ended September 30, 2006, net sales were $124.3 million and net income was $3.8 million, or $0.14 per share. For the corresponding period in 2005, net sales were $113.7 million and net income was $2.7 million, or $0.10 per share.
      Newly appointed Chief Executive Officer Michael O. Fifer commented on the firearms results, “Firearm sales grew 19% and 8% for the third quarter and nine months ended September 30, 2006, respectively. Shipments of our 10/22 rifles and single-action revolvers, especially the Ruger New Vaqueros, increased significantly from the prior year periods.”
      Casting sales increased 19% and 18% for the third quarter and nine months ended September 30, 2006, respectively. The sales increases were due primarily to the acceleration of titanium shipments related to the cessation of titanium casting operations, as previously announced by the Company in July 2006. Shipments of titanium castings are expected to conclude in the first quarter of 2007. The Company continues to manufacture and sell steel investment castings for a wide variety of customers and end uses.
      Mr. Fifer discussed the Company’s gross margins, “Our year-over-year third quarter gross margins were favorably impacted by stronger sales and lower product liability expense. Concurrently, we reduced the value of our inventory to recognize progress we have made lowering overhead rates over the past year, resulting in an overall gross margin decline.”
      Mr. Fifer continued, “Our positive cash flow reflects the progress we are making reducing our investment in inventory. We expect to achieve further reductions in the fourth quarter.”
      In September 2006, the Company recognized other income of $0.9 million related to the sale of certain casting equipment.
      Chairman of the Board, Vice Admiral (ret) James E. Service commented on Mr. Fifer’s hiring as Chief Executive Officer as of September 25, 2006, and subsequent election to the Board, “Mike Fifer’s experience, character, leadership, and financial acumen make him the ideal choice for Sturm, Ruger. Already in his short tenure as Chief Executive Officer, Mike’s contagious enthusiasm and energy are being appreciated by our 1,200 loyal employees.”
      On September 26, 2006, the Company repurchased 4,272,000 shares of its common stock, representing 15.9% of the outstanding shares from entities controlled by members of the Ruger family at a price of $5.90 per share. The purchase was made with cash held by the Company so no debt was required.
      There was little product liability activity to report for the quarter. The number of product liability cases remains near a record low.

      Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company’s business segments are engaged in the manufacture of the world famous RUGER® brand of sporting and law enforcement firearms and steel investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.
      The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.
Condensed Consolidated Statements of Income (unaudited)
(in thousands, except per share amounts)

	Three Months Ended				Nine Months Ended
	September 30				September 30
	2006	%	2005	%	2006	%	2005	%

Firearms sales	$34,378	82.6	$29,006	82.7	$104,425	84.0	$96,826	85.1
Castings sales	7,234	17.4	6,084	17.3	19,890	16.0	16,918	14.9

Net sales	41,612	100.0	35,090	100.0	124,315	100.0	113,744	100.0
Cost of products sold	36,378	87.4	30,190	86.0	102,485	82.4	91,351	80.3

Gross profit	5,234	12.6	4,900	14.0	21,830	17.6	22,393	19.7
Expenses:
Selling	3,367	8.1	4,841	13.8	11,385	9.2	13,051	11.5
General and administrative	1,530	3.7	1,729	4.9	6,034	4.9	4,991	4.4

	4,897	11.8	6,570	18.7	17,419	14.1	18,042	15.9

Operating income (loss)	337	0.8	(1,670)	(4.7)	4,411	3.5	4,351	3.8

Other income-net	1,261	3.0	35	0.1	1,974	1.6	156	0.1

Income (loss) before income taxes	1,598	3.8	(1,635)	(4.6)	6,385	5.1	4,507	3.9

Income taxes	641	1.5	(656)	(1.9)	2,560	2.0	1,807	1.6

Net income (loss)	$957	2.3	($979)	(2.7)	$3,825	3.1	$2,700	2.3

Earnings per share
Basic	$0.04		($0.04)		$0.14		$0.10
Diluted	$0.04		($0.04)		$0.14		$0.10

Cash dividends per share	$0.00		$0.10		$0.00		$0.30

Average shares outstanding
Basic	26,679		26,911		26,832		26,911
Diluted	26,684		26,911		26,835		26,911

STURM, RUGER & COMPANY, INC.
Condensed Consolidated Balance Sheet (unaudited)
(in thousands)

September 30,
2006
Assets
Cash and cash equivalents	$6,618
Short-term investments	4,973
Trade receivables, net	21,743
Inventories	40,580
Deferred income taxes	6,115
Prepaid expenses and other assets	3,362

Total current assets	83,391

Property, plant and equipment	157,418
Less depreciation	(135,145)

22,273

Deferred income taxes	2,993
Other assets	10,348

Total	$119,005

Liabilities and Stockholders’ Equity
Trade accounts payable and accrued expenses	$3,770
Product liability	962
Employee compensation	8,215
Workers’ compensation	5,351
Income taxes	930

Total current liabilities	19,228

Accrued pension liability	8,646
Product liability accrual	895

Stockholders’ equity	90,236

Total	$119,005

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